Exhibit d.9

[FORM OF NOTICE TO BENEFICIAL STOCKHOLDERS OF COMMON STOCK]

OXFORD LANE CAPITAL CORP.

NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 2,522,077 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

Enclosed for your consideration is a prospectus supplement, dated January 7, 2013, and the accompanying base prospectus contained therein, dated October 10, 2012 (collectively, the "Prospectus"), relating to the offering by Oxford Lane Capital Corp. (the "Company") of non-transferable rights to subscribe for shares of the Company's common stock, par value $0.01 per share ("Common Stock"), by stockholders of record ("Record Date Stockholders") as of 5:00 p.m., New York City time, on January 18, 2013 (the "Record Date").

Pursuant to the offering, the Company is issuing rights (the "Rights") to subscribe for up to 2,522,077 shares of its Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised by the Record Date Stockholders at any time during the subscription period, which commences on the Record Date and ends at 5:00 p.m., New York City time, on February 15, 2013, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Rights are non-transferable and will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange. The Rights may not be purchased or sold and there will not be any market for trading the Rights. The shares of Common Stock issued pursuant to an exercise of the Rights will be listed on the NASDAQ Global Select Market under the symbol “OXLC.”

As described in the Prospectus, you will receive one Right for each share of Common Stock carried by us in your account on the Record Date. The Rights entitle you to purchase one new share of Common Stock for every two Rights held, which is referred to as the "Basic Subscription." The subscription price per share (the "Subscription Price") will be $14.50. The Company is requiring that you deliver the Subscription Price of $14.50 per share in connection with the exercise of your Rights pursuant to the Basic Subscription.

If any shares of Common Stock available for purchase in the offering are not subscribed for by Record Date Stockholders pursuant to the Basic Subscription (the "Remaining Shares"), a Record Date Stockholder that has exercised fully its Rights pursuant to the Basic Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to this over-subscription privilege as the "Over-Subscription Privilege." For the reasons noted above, the Company is requiring that you deliver the Subscription Price in connection with the exercise of any Over-Subscription Privilege.

The Rights will be evidenced by subscription certificates (the "Subscription Certificates"). No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.

Enclosed are copies of the following documents:

1. Prospectus; and

2. Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the offering. The offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price or Notice of Guaranteed Delivery, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (866) 856-4733.